Free Writing Prospectus
Filed Pursuant to Rule 433
Dated December 18, 2018
Registration Statement Nos. 333-227766, 333-227766-01 and 333-227766-02

*Full Pxing* $700mm Ford Credit Floorplan (FORDF)2018-4

Active Lead: Citi

Passive Leads: Barclays, Goldman Sachs, and JP Morgan

CLS	$AMT(mm)	F/S*	WAL	L.Fin	BENCH	SPREAD	YLD	CPN	$PX

A	700.00	AAA /AAA	9.90	11/15/2030	iSwaps	+125bp	4.102	4.06	99.94005

*Expected Ratings

- Transaction Details -

* Settle:	12/21/2018
* First Pay Date:	1/15/2019
* BBG Ticker:	FORDF 2018-4
* Format:	SEC-Registered
* ERISA Eligible:	Yes
* Min. Denoms:	$1,000 x $1,000
* Expected Ratings:	Fitch and S&P
* B&D:	Citi
* CUSIP:	34528P AK2

- Transaction Materials —

* Prelim Prospectus (attached)

* Ratings FWP (attached)

* IntexNet/CDI: Deal Name: XFCF18004 Password: 7BBY

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